Exhibit 15.1

Consent of Independent Registered
Public Accounting Firm

We have issued our reports dated March 10, 2022, with respect to the consolidated financial statements included in the Annual Report of Intertape Polymer Group Inc. on Form 20-F for the year ended December 31, 2021.

We hereby consent to the incorporation by reference of said reports in the Annual Report pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 for the fiscal year ended December 31, 2021.

Montreal, Canada
March 31, 2022